As filed with the Securities and Exchange Commission on August 16, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 GLOBAL EAGLE ENTERTAINMENT INC.

(Exact name of Registrant as specified in its charter)

Delaware	27-4757800
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4553 Glencoe Avenue, Suite 300 Los Angeles, California 90292 (310) 437-6000
(Address of Principal Executive Offices, including Zip Code and Telephone Number)

Global Eagle Entertainment Inc. 2016 Inducement and Retention Stock Plan For EMC Employees
(Full Title of the Plan)

Stephen Ballas, Esq. Senior Vice President, General Counsel and Secretary 4553 Glencoe Avenue, Suite 300 Los Angeles, California 90292 (310) 437-6000

(Name, Address, including Zip Code, and Telephone
Number, including Area Code,
of Agent for Service)

With a copy to:

Joel L. Rubinstein, Esq.

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166-4193

Tel: (212) 294-6700

Fax: (212) 294-4700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer  ☐    Accelerated Filer  ☒

Non-Accelerated Filer  ☐ (Do not check if a smaller reporting company)    Smaller Reporting Company  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.0001 per share, to be issued pursuant to awards to be granted under the Global Eagle Entertainment Inc. 2016 Inducement and Retention Stock Plan for EMC Employees (the “Plan”)	867,650 shares	$9.00	(2)	$7,808,850.00	(2)	$786.35

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock which become issuable under the Plan, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. The price is computed based upon the average of the high and low sales prices of the Registrant’s Common Stock on August 15, 2016, as reported on the NASDAQ Capital Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers the offer and sale of 867,650 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Global Eagle Entertainment Inc. (the “Company”) for issuance under the Global Eagle Entertainment Inc. 2016 Inducement and Retention Stock Plan for EMC Employees (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We shall send or give to each participant in the Plan the documents containing the information specified in Part I of Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), such documents are not being filed with or included in this Registration Statement. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents filed with the SEC by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(1)	Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 17, 2016 (File No. 001-35176);

(2)	Quarterly Report on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed with the SEC on May 9, 2016 and August 9, 2016, respectively (File No. 001-35176);

(3)	Current Reports on Form 8-K filed on April 21, 2016, May 13, 2016, May 16, 2016, June 23, 2016, August 2, 2016 and August 12, 2016 (File No. 001-35176); and

(4)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-35176) filed on May 12, 2011, including any amendment or report filed for the purpose of updating such description.

In addition, all documents the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by us only as authorized in each specific case upon a determination by the stockholders, disinterested directors or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Our Second Amended and Restated Certificate of Incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware General Corporation Law as it now exists or may in the future be amended.

We have entered into agreements with our directors and certain officers to provide contractual indemnification in addition to the indemnification provided in our amended and restated certificate of incorporation. We believe that these provisions and agreements are necessary to attract qualified directors and officers. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware General Corporation Law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the SEC’s Rules and Regulations under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 16, 2016.

GLOBAL EAGLE ENTERTAINMENT INC.

By:	/s/ Michael Zemetra
	Name:	Michael Zemetra
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints David M. Davis, Michael Zemetra and Stephen Ballas, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable in order to enable the Company to comply with the Securities Act and any requirements of the SEC in respect thereof, in connection with the filing with the SEC of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David M. Davis	Director and Chief Executive Officer	August 16, 2016
David M. Davis	(Principal Executive Officer)

/s/ Michael Zemetra	Chief Financial Officer and Treasurer	August 16, 2016
Michael Zemetra	(Principal Financial Officer and Principal Accounting Officer)

/s/ Edward L. Shapiro	Chairman of the Board	August 16, 2016
Edward L. Shapiro

/s/ Jeffrey E. Epstein	Director	August 16, 2016
Jeffrey E. Epstein

/s/ Stephen Hasker	Director	August 16, 2016
Stephen Hasker

/s/ Jeffrey A. Leddy	Director	August 16, 2016
Jeffrey A. Leddy

/s/ Robert W. Reding	Director	August 16, 2016
Robert W. Reding

/s/ Jeff Sagansky	Director	August 16, 2016
Jeff Sagansky

/s/ Harry E. Sloan	Director	August 16, 2016
Harry E. Sloan

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-172267), filed with the SEC on May 11, 2011)

4.2	Form of Warrant Agreement by and between the Company and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.4 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-172267), filed with the SEC on April 6, 2011)

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-172267), and included as an exhibit in the Warrant Agreement, filed with the Securities and Exchange Commission on March 21, 2011)

4.4	Indenture (including the Form of Convertible Note), dated as of February 18, 2015, with respect to the Company’s 2.75% Convertible Senior Notes due 2035, between the Company and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-35176), filed with the SEC on February 19, 2015)

5.1	Opinion of Winston & Strawn LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Winston & Strawn LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page to this Registration Statement)

99.1	Global Eagle Entertainment Inc. 2016 Inducement and Retention Stock Plan for EMC Employees (incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K (File No. 001-35176), filed with the SEC on August 2, 2016).